CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement’’) is made and entered into as of July 15, 2015, by and between DC Consulting LLC (“Consultant”), a Florida limited liability company, with its principal place of business at 1045 Primera Blvd, Suite 1033, Lake Mary, Florida 32746, and QuantumSphere, Inc.(“Client”), a Nevada corporation, with its principal place of business at 2905 Tech Center Drive, Santa Ana, CA 92705.

WHEREAS, Client desires to retain Consultant to provide services as described in the Agreement, and Consultant agrees to provide such services.

NOW, THEREFORE, in consideration of the mutual understandings contained herein, the parties agree as follows:

1.	Scope of Services. Consultant will provide management consulting services, business advisory services, shareholder information services, and public relations services. Consultant will provide strategy on marketing of Company’s business strategies and increase market awareness. Consultant will assist in scheduling meetings with institutional and retail investors, assist in increasing the general market awareness of Client, and assist Client with all aspects of Client’s communication platform, including financial, media, and trade industries.

2.	Term of the Agreement. This Agreement will commence on July 15, 2015, and will tenninate on July 14, 2016, at 5:00 PM EST subject to the terms set forth herein. Renewal and modifications to the Agreement can be negotiated following the completion of this Agreement.

3.	Compensation.

	3.1.	Cash Compensation. Client will pay Consultant as follows: (i) $40,000 per month (Months 1-4) with the first payment due upon execution of this Agreement in the amount of $20,000, and the remaining $20,000 to be paid upon QSI securing at least $500,000 of financing following execution of this Agreement; the same $20,000 payment (with $20,000 deferred) shall apply for month 2 of this Agreement as well; (ii) $35,000 per month (Months 5-8); and (iii) $30,000 per month (Months 9-12). All payments are due on the first business day of each month. The total amount of payments for months 1-12 is $420,000.

	3.2	Stock Compensation. Client will issue Consultant 150,000 shares of restricted common stock of QuantumSphere, Inc. upon execution of this Agreement, then 50,000 shares of restricted common stock on each of the 30, 60 and 90 day anniversaries of this Agreement, for a total of 300,000 restricted common shares. Thereafter, 25,000 shares of restricted common stock shall be issued per month (months 5-12), for a total of 200,000 restricted shares of common stock. Jn total, Consultant shall be issued 500,000 restricted shares of common stock of Quantum.Sphere, Inc. for rendering services for a period of one (1) year.

	3.3	Consultant does not make any promise or guarantee any money or increased value to be earned by Client based on Consultant’s efforts and availability to increase awareness of Client’s company or brand. Such fee shall be earned by Consultant’s efforts and availability alone, such as Consultant being available to work on behalf of Client during normal business hours and to perform the services described in Paragraph 1. Consultant will work in an advisory capacity, but Consultant is not a licensed broker dealer and will not be paid compensation based on Consultant’s success in raising capital for Client.

	3.4.	Consultant shall be compensated for any work performed under this Agreement. This earned money is nonrefundable and will be paid out as described in Paragraph 3.1, and 3.2.

	3.5.	Consultant shall receive the remaining compensation in Paragraph 3.1 and 3.2 within ten days following any change of control arrangements by the Client.

4.	Independent Contractor. The Consultant shall perform the consulting services described in Paragraph las an independent contractor without the power to enter into any undertaking, commit to any expenses, incur any liability or bind or represent the Client for any purpose whatsoever, and nothing contained in this Agreement shall be interpreted to create an employment relationship, agency relationship, partnership or joint venture between the Client and the Consultant.

5.	Termination. This Agreement may be tenninated by either Party upon thirty (30) days written notice to the other Party in accordance with Paragraph 7.11, but no sooner than ninety (90) days after the execution of the Agreement. Client shall continue to pay Consultant during the thirty (30) day termination period pursuant to Paragraph 3.1 and 3.2. Whether or not the Agreement is tenninated, any money paid or stock issued to Consultant by Client is non-refundable.

6.	Client Responsibilities. Client warrants that any and all information provided by Client to Consultant in connection with the execution of this Agreement and the services to be provided, is true, accurate and complete in all respects. Client will provide Consultant with complete access to Client’s business information and financial records necessary to execute this Agreement. Client understands that Consultant may and will rely upon the veracity of the aforementioned information without conducting independent investigation or review. Client agrees to indemnify and hold Consultant hannless from and against any loss, costs, damages, claims, expenses, attorney’s fees, and liabilities resulting from, or in connection with (i) the performance or non-performance of Client’s obligations that is caused by an act, omission, default, or negligence of Client, or (ii) the failure of Client to comply with any of the tenns and conditions set forth herein or the failure to conform to statutes, ordinances, or other regulations or requirements of any government authority in connection with the performance of the obligations in this Agreement.

7. General Provisions.

7.1.	This Agreement is governed by the laws of the State of Florida Client consents to venue in Seminole County, Florida and in the United States District Cowt for the Middle District of Florida. Client consents to service of process under Florida law, inany action commenced to enforce this agreement.

7.2.	This Agreement constitutes the final, exclusive and complete statement of the parties agreement respecting the subject matter addressed herein. This Agreement may not subsequently be amended or modified except by a writing signed by both parties hereto. This Agreement supersedes all prior agreements and understandings with respect to such subject matter as specified within this Agreement. Client hereby confirms that any infonnation disclosed to Client by Consultant, or any discussions held between the parties, prior to the date of this Agreement will be subject to the terms of this Agreement.

7.3.	A late fee of 18% of the total fees earned to date as specified in Paragraph 3.1, 1 Yz% per month as specified in Paragraph 3.1, or the highest fee permitted by law will apply in the event that Client fails to compensate Consultant pursuant to the terms of Paragraph 3.1. For the avoidance of doubt, the second payment of $20,000 for months one and two of this Agreement from the proceeds of not less than $500,000 of new funding obtained by Client, shall not be deemed to invoke the application of this Section 7.3.

7.4.	In the event any suit or other action is commenced to construe or enforce any provision of this Agreement, the losing party will pay to the prevailing party a reasonable sum for attorneys’ fees and costs, in addition to all other amounts that prevailing party is entitled to receive from the losing party.

7.5.	Any provision of this Agreement found to be in violation of the Securities Exchange Commission (“SEC”) or any law under the SEC shall be void ab initio. Any void ab initio of provisions of this Agreement are severable and the remaining provisions, including those related to compensation, will remain effective.

7.6.	No amendment or modification of this agreement will be effective unless made inwriting and signed by both parties to this agreement.

7.7.	No term or condition of this agreement shall be deemed to have been waived, nor shall either party be estoppoo from enforcing any provisions of this agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall incorporate only as to the specific tenn or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. The failme of either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

7.8.	The provisions of this contract are severable. Ifany provision of this contract is held invalid, the remaining provisions continue in effect.

7.9.	Reserved.

7.10.	Both parties have had an opportunity to review this Agreement indepth and have had the opportunity to consult with competent legal counsel. Each party fully understands the terms of this Agreement and freely and voluntarily signs the Agreement. This Agreement is the result of negotiations between the parties and should not be construed against any party because that party or that party’s attorney drafted this Agreement.

7.11.	Any notice, demand, or request required or permitted to be given hereunder shall be inwriting and shall be deemed effective two days after having been deposited inthe United States mail, postage prepaid, registered or certified, and addressed to the addressee at its main office, as set forth above.Any party may change its address for purposes of this Agreement by written notice given in accordance herewith.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

DC CONSULTING, LLC

By:	/s/ Dan Conway
Name:	Dan Conway
Title:	President

QUANTUMSPHERE, INC.

By:	/s/ Kevin D. Maloney
Kevin D. Maloney
CEO & President

ADDENDUM NO. 1

This Addendum No. 1 (the “Addendum”) to that certain Consulting Agreement (the “Agreement”), executed on July 15, 2015, by and between DC Consulting LLC (“Consultant”), a Florida limited liability company, with its principal place of business at 1045 Primera Blvd, Suite 1033, Lake Mary, FL 32746, on the one hand, and QuantumSphere, Inc. (“QSI”), a Nevada corporation, with its principal place of business at 2905 Tech Center Drive, Santa Ana, CA 92705, on the other hand, is made and entered into as of November 28, 2015. Consultant and QSI are collectively referred to herein as the “Parties” and independently as a “Party”.

1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2. Reseller. Consultant shall serve as a non-exclusive reseller of QSI nanocatalysts in India for end-use applications in the ammonia industry. It is expressly understood by the Parties that QSI presently has a contractual relationship with Casale, S.A. (“Casale”) as evidenced by a Joint Development Agreement (“JDA”) executed in May 2015 that provides (i) exclusivity to Casale with respect to the use of QSI nanocatalysts in the ammonia, methanol and gas-to-olefins sectors, and (ii) prohibits the use of QSI nanocatalysts in conjunction with ammonia converter technology other than Casale. Notwithstanding the foregoing, QSI agreed to work with Consultant with respect to written introductions made by Consultant to ammonia plant owner/operators in India and accepted by QSI (“Deal Registrations”), including any Deal Registration made by Consultant based on referrals by its affiliates as well as ammonia plant owner/operators (collectively, “QSI Nanocatalyst Sales Prospects”).

3. Compensation.

a. Cash Retainer. The amount of the cash retainer is to be determined and mutually agreed upon.

b. Common Stock Purchase Warrants. The amount of the warrants to purchase common stock (“Warrants”) of QSI is to be determined and mutually agreed upon. The Warrants shall be exercisable for a period of five (5) years at an exercise price of $2.00 per share.

c. Reseller Commission. The sale of QSI nanocatalysts to QSI Nanocatalyst Prospects, each of which shall be evidenced by a Deal Registration, shall be compensated as follows:

i.	Existing Casale Contractual Relationships. In the case of Deal Registrations where there is (i) an existing contractual relationship by and between Casale and the ammonia owner/operator located in India and identified in a Deal Registration, or (ii) a submission that has, or will be, made by Casale to a request for proposal (“RFP”) by an ammonia owner/operator located in India and identified in a Deal Registration, the following shall apply:

	(a)	Consultant shall be entitled to receive six percent (6.0%) of the gross revenue realized by QSI from QSI Nanocatalyst Sales Prospects relating to the sales of QSI nanocatalysts used in conjunction with Casale ammonia converter technology. Payment shall be made to Consultant net 30 from date of receipt of revenues by QSI.

ii.	Non-Casale Contractual Relationships. In the case of Deal Registrations where there is not (i) an existing contractual relationship by and between Casale and the ammonia owner/operator in India identified in the Deal Registration, or (ii) a submission that has, or will be, made by Casale to a request for proposal (“RFP”) by an ammonia owner/operator located in India and identified in a Deal Registration, the following shall apply:

	(a)	Consultant shall be entitled to receive twelve percent (12.0%) of the gross revenue received by QSI from QSI Nanocatalyst Sales Prospects relating to the sales of QSI nanocatalysts used in conjunction with Casale ammonia converter technology. Payment shall be made to Consultant net 30 from date of receipt of revenues by QSI.

	(b)	The Parties understand and agree that QSI does not have a referral agreement with Casale or any ammonia base catalyst provider (“Ammonia Catalyst Provider”) for the placement of the products, technology and services of Casale or an Ammonia Catalyst Provider; provided, however, the Parties shall negotiate in good faith a referral fee, payable by QSI to the Consultant relating to the the placement of the products, technology and services of Casale, or an Ammonia Catalyst Provider that QSI may have a contractual relationship with in the future, as the case may be, expressly subject to agreement by Casale and the Ammonia Catalyst Provider of payment of a referral fee to QSI. Any referral fee paid by QSI to Consultant in relation to this Section 3.c.ii.(b) shall be identical to the amount, if any, paid by Casale and the Ammonia Catalyst Provider to QSI in the form of a referral fee for the placement of the foregoing parties respective products, technology and services.

4.	Term; Change of Control. The term of this Addendum shall be for a period of three (3) years from the Effective Date (“Term”), expressly subject to the following change of control (“Change of Control”) provision:

a.	Change of Control. If, prior to conclusion of the Term, a change of control involving QSI (“Change of Control”) is consummated, defined as a merger, sale of substantially all of the stock, assets or business, or other reorganization involving QSI in which QSI is not the surviving entity, this Addendum shall be terminated as of the effective date of the Change of Control.

	(i)	Effect of Change of Control. Consultant shall be entitled to receive a commission on all written, fully executed, contractual relationships relating to the sale of QSI nanocatalysts to a QSI Nanocatalysts Sales Prospect as of the effective date of a Change of Control subject to the following: (i) to the extent payment has not been received by QSI as of the effective date of a Change of Control, QSI shall establish an independent third (3rd) party escrow account (“Escrow Account”) for the benefit of Consultant for the deposit of the applicable commissions, payable net 30 from the deposit of the applicable commission(s) into the Escrow Account.

IN WITNESS WHEREOF, the Parties have executed this Addendum of the Effective Date.

DC CONSULTING, LLC

By:	/s/ Dan Conway
Name:	Dan Conway
Title:	President

QUANTUMSPHERE, INC.

By:	/s/ Kevin D. Maloney
Kevin D. Maloney
CEO & President